Exhibit 99.1

NEWS RELEASE

October 18, 2012

NCR announces strong third-quarter results

•	Operational results ahead of company expectations

•	Revenue growth of 6%; includes negative 3% foreign currency impact

•	Gross margin growth continues to be driven by significantly higher software revenues

•
GAAP diluted EPS from continuing operations of $0.35 compared to $0.14 in the prior year period; non-GAAP diluted EPS from continuing operations(2) of $0.64, an increase of 12% from the prior year period

•	Successfully completed high yield bond offering and $500 million contribution to the U.S. qualified pension plan as previously announced

•	Full year 2012 revenue and non-GAAP diluted EPS guidance reaffirmed; NPOI(2) guidance increased

DULUTH, Georgia - NCR Corporation (NYSE: NCR) reported financial results today for the three months ended September 30, 2012. Reported revenue of $1.44 billion increased 6 percent from the third quarter of 2011. Third-quarter revenue includes a negative impact of 3 percent as a result of foreign currency translation.

NCR reported third-quarter income from continuing operations (attributable to NCR) of $58 million, or $0.35 per diluted share, compared to income from continuing operations (attributable to NCR) of $23 million, or $0.14 per diluted share, in the third quarter of 2011. Excluding pension and special items, non-GAAP income from continuing operations(2) in the third quarter of 2012 was $153 million, or $0.64 per diluted share compared to $123 million, or $0.57 per diluted share, in the prior year period. An identification of those special items, and the impact of pension and those special items on income from continuing operations and diluted earnings per share, are set forth in the supplemental non-GAAP reconciliation tables and accompanying footnotes that are included following the "Note to investors" at the end of this earnings release.

“Steady execution during the third quarter resulted in solid financial results keeping us on track to deliver in line with our full year financial and business objectives,” said Bill Nuti, chairman and CEO of NCR. “Our focus on driving transformative change in how consumers and businesses interact and transact is resonating, supported by strong customer response to innovations such as our Scalable Deposit Module and APTRA™ Interactive Teller in Financial Services and the NCR Silver transaction platform for smaller retailers. As we continue to drive accelerated revenue growth we are also improving our profitability profile by expanding our higher margin global services business and increasing contributions from software and SAAS offerings. Finally, we announced in the quarter phase two of our pension management strategy, which we expect will strengthen our ability to deliver enhanced shareholder returns.”

Third-Quarter 2012 Operating Segment Results(2)

As of January 1, 2012, the specialty retail business that was formerly part of the Hospitality and Specialty Retail segment is now included in the Retail Solutions segment, and the hospitality business that was formerly part of the Retail Solutions segment is now included in the Hospitality segment. As a result, the former Hospitality and Specialty Retail segment has been renamed Hospitality.

Financial Services

NCR's Financial Services segment generated third-quarter revenue of $791 million, an increase of 3% from the third quarter of 2011. The increase was driven primarily by growth in the Americas theater slightly offset by declines in the Asia Middle East Africa (AMEA) theater. The third quarter year-over-year revenue comparison was negatively impacted by 5 percentage points of foreign currency translation.

Operating income for Financial Services was $80 million in the third quarter of 2012 as compared to $81 million in the third quarter of 2011. The slight decrease in operating income was driven by increased mix of revenues from emerging markets and continued investment in services and research and development.

Retail Solutions

The Retail Solutions segment generated revenue of $421 million in the third quarter of 2012, a decrease of 10% from the third quarter of 2011. The decrease resulted from declines in the Americas and Europe theaters and the impact from the movement of specialty retail and hospitality accounts between the Retail Solutions segment and the Hospitality segment, as described above. The third quarter year-over-year revenue comparison was negatively impacted by 2 percentage points of foreign currency translation.

Operating income for Retail Solutions was $28 million in the third quarter of 2012 as compared to $19 million in the third quarter of 2011. The increase was driven by the favorable mix of revenue and the movement of accounts between the Retail Solutions and Hospitality segments, as described above.

Hospitality

The Hospitality segment generated revenue of $129 million in the third quarter of 2012 compared to $36 million in the third quarter of 2011. In each period, the revenue is driven largely by product volumes and services revenue in the Americas theater.

Operating income for Hospitality was $23 million in the third quarter of 2012 compared to $5 million in the third quarter of 2011.

The company completed its acquisition of Radiant Systems on August 24, 2011. Because the acquisition was completed during the third quarter of 2011, the revenue and operating income results reflected for the Hospitality segment for the third quarter of 2011 are partial, and reflect only the period from August 24, 2011 through the end of the third quarter of 2011.

Emerging Industries

The Emerging Industries segment generated third quarter revenue of $94 million, an increase of 7% from the third quarter of 2011. The increase was driven primarily by an increase in the AMEA theater slightly offset by declines in the Americas theater. The third quarter year-over-year revenue comparison was negatively impacted by 3 percentage points of foreign currency translation.

Operating income for Emerging Industries was $22 million in the third quarter of 2012 as compared to $18 million in the third quarter of 2011. The increase in operating income was primarily due to favorable mix of revenue and lower service delivery costs.

Third-Quarter 2012 Business Highlights

The following are NCR's third quarter business highlights.

In the Financial Services segment, FirstOntario Credit Union and Dollar Bank both began operating APTRA™ Interactive Teller. FirstOntario and Dollar Bank customers are now able to do their banking at non-traditional times and experience faster in-branch service at busy times of the day by accessing a live, remote teller via a video connection through APTRA™ Interactive Teller. Two-way video conferencing integrated within the ATM lets customers talk to and see a teller who can remotely guide them through typical in-branch transactions via the ATM screen. The solution also offers all of the latest ATM services, including intelligent deposit.

NCR also continued to deploy its Scalable Deposit Module (SDM) advanced ATM technology. SunTrust Bank, one of the nation's largest financial services companies, is making self-service banking faster and easier for its customers by deploying new ATMs with NCR's SDM technology in over 1,600 locations. Additionally, First Financial Bank plans to upgrade and replace more than 150 ATMs in Ohio, Indiana, and Kentucky with a new fleet of ATMs containing NCR's SDM technology. SDM enables consumers to deposit both cash and checks at the same time through a single deposit slot, delivering increased speed and convenience that greatly simplifies the transaction process.

Affinity Plus Federal Credit Union, the largest non-bank financial institution in Minnesota, agreed to pilot a transformative bank branch environment powered by NCR. This enhanced banking solution is designed to empower Affinity's branch staff and to deliver increased customer satisfaction via individual workstations using NCR's automated recycling technology (TCR). TCR offers fluid movement of cash from location to location for tellers and customers and increased opportunities for individual consultation as well as more convenient and private transactions.

NCR strengthened its competitive position in the financial services segment through the recent acquisition of Transoft Inc., a global leader in cash management software for financial institutions. NCR plans to integrate Transoft's software and Software-as-a-Service (SaaS) based product suite and employees into its Financial Services business in order to strengthen NCR's existing cash management offering. The Transoft business manages cash for hundreds of thousands of ATMs, branches, and vaults worldwide through software that uses complex statistical analysis to help optimize cash requirements and reduce cash handling costs.

NCR also recently received important third-party endorsements for certain of its advanced technologies. The American Bankers Association (ABA) recently endorsed NCR's ATM and branch transformation solutions. The ABA's research found that NCR's ATM and branch transformation solutions enable banks to reduce costs, improve efficiency, and grow their business while providing convenience and an exceptional self-service experience for their customers. In addition, Vantiv, a leading provider of payment processing services and related technology solutions, recently certified NCR's multi-vendor ATM software on its networks. Vantiv has supported NCR APTRA™ Edge software for many years and the certification of APTRA™ Edge for multi-vendor environments should help financial institutions of all sizes capture the benefits of a single software platform to enable them to project a consistent and rich consumer experience across their self-service networks.

In Retail Solutions, NCR and VendorNet announced the integration of the VendorNet® StoreNet® In-Store Pickup fulfillment technology with NCR's Advanced Store point-of-sale (POS) software. This consumer-focused functionality is designed to make online shopping and in-store pickup easier by integrating a store's online and in-store inventory and offering an enhanced customer experience via in-store pick up, return and exchange services for online orders made via the NCR Advanced Store.

NCR also recently announced that independent retailers now have access to NCR point-of-sale (POS) maintenance services via NCR's extensive channel partner network. This new offering allows channel partners to serve as a one-stop shop for hardware, software and services for their independent retail customers which should create more recurring revenue streams with customers and allow smaller retailers to offer the POS uptimes, transaction efficiency and customer services their end-user customers demand.

NCR released the results of a survey which demonstrated that shoppers appreciate the speed and efficiency of self-checkout (SCO) technologies, recognize the choice of SCO as a customer-service differentiator and are eager to have more SCO options at retail segments like convenience stores and mass merchants. NCR randomly surveyed 400 U.S. grocery store shoppers, half using SCO and half using cashier-assisted checkout, and found that a majority of both groups (78% and 60%, respectively) identified increased transaction speed as their favorite benefit of SCO.

During the Retail Solutions Providers Association Retail NOW 2012 Conference, NCR showcased a variety of channel-oriented SaaS and hardware solutions that are designed to allow retail and hospitality end users to better serve their customers. SaaS is becoming an increasingly important element in retailers' and restaurant operators' efforts to lower capital investment costs, standardize applications and platforms, speed deployment and lower operating expenses. NCR is offering an opportunity for its channel partners serving the independent retailer and hospitality segments to create a recurring revenue stream to augment the more infrequent revenue associated with the sale of hardware solutions and software licenses.

In Global Services, NCR announced that it has reached its highest ranking to date in the 2012 Global Outsourcing 100® rankings, as established by the International Association of Outsourcing Professionals® (IAOP®), rising two places to number six overall. The Global Outsourcing 100 is an annual ranking representing the standard of excellence in outsourcing, in which NCR stands as one of the top outsourcing service providers. NCR demonstrated excellence in evaluation categories such as global presence, customer references, company recognitions and certifications and executive leadership.

In the Telecom & Technology vertical, NCR signed a five-year deal to provide delivery and integration services for BT's multi-vendor Converged LAN Connect and IPT solutions for BT enterprise customers in over 100 countries. The utilization of NCR's services should help enable BT to offer a more extensive, integrated and consistent set of solutions and services on a global basis. Under the agreement NCR will provide service catalog management, professional services and customer premise equipment-related services, including order management, staging, installation, moves, adds, changes and maintenance, asset tracking, as well as program and project management.

Third-Quarter 2012 Financial Highlights

Income from operations was $89 million in the third quarter of 2012, which included $50 million of pension expense, $10 million of acquisition related amortization of intangibles, and $4 million of acquisition related integration costs. This compares to $28 million of income from operations in the third quarter of 2011, which included $62 million of pension expense, $24 million of acquisition related transaction costs, $6 million of acquisition related severance costs and $3 million of acquisition related amortization of intangible assets. Excluding these items, non-GAAP income from operations(2) was $153 million in the third quarter of 2012 compared to $123 million in the third quarter of 2011.

Net cash used in operating activities was $400 million during the third quarter of 2012 compared to net cash used in operating activities of $6 million in the year-ago period. Net capital expenditures of $43 million in the third quarter of 2012 increased from $27 million in the third quarter of 2011. Free cash used (net cash from operations and discontinued operations, less capital expenditures for property, plant and equipment, and additions to capitalized software)(3) was $484 million in the third quarter of 2012, compared to $45 million in the third quarter of 2011. Both cash used in operating activities and free cash used in the third quarter of 2012 were negatively impacted by a $500 million discretionary contribution to the U.S. qualified pension plan. Excluding the discretionary contribution, free cash flow was $16 million in the third quarter of 2012 compared to free cash used of $45 million in the third quarter of 2011. The increase was primarily driven by improvements in working capital period over period.

Discontinued operations resulted in $41 million of cash outflow in the third quarter of 2012 and $12 million of cash outflow in the third quarter of 2011. The change was primarily driven by increased remediation payments related to the Fox River environmental matter.

NCR contributed approximately $534 million to its international, executive and U.S. qualified pension plans in the third quarter of 2012 compared to $22 million in the third quarter of 2011. Contributions in the third quarter of 2012 included a $500 million discretionary contribution to the U.S. qualified pension plan.

Other expense, net was $7 million in the third quarter of 2012 compared to other expense, net, of $4 million in the prior year period, mainly due to higher interest expense in the current period.

Income tax expense was $23 million in the third quarter of 2012 compared to income tax expense of $2 million in the third quarter of 2011 primarily driven by increased income from continuing operations.

NCR ended the third quarter of 2012 with $581 million in cash and cash equivalents compared to a balance of $377 million as of June 30, 2012. As of September 30, 2012, NCR had a total debt balance of $1.46 billion compared to a total debt balance of $740 million as of June 30, 2012, an increase of $722 million primarily driven by the addition of a $150 million term loan under the incremental credit facility established during the quarter and the issuance of the $600 million high yield bond during the quarter.

2012 Outlook

NCR expects full-year 2012 revenues to increase in the range of 11 to 13 percent on a constant currency basis compared with 2011.

NCR expects its full-year 2012 Income from Operations (GAAP) to be $355 million to $365 million, non-pension operating income (NPOI)(2) to be in the range of $580 to $590 million, GAAP diluted earnings per share to be $1.39 to $1.46 and non-GAAP diluted earnings per share(2) to be in the range of $2.40 to $2.47 per diluted share. The 2012 non-pension operating income (NPOI) and non-GAAP diluted EPS guidance excludes estimated pension expense of $174 million (approximately $125 million after-tax) compared with actual pension expense of $222 million ($155 million after-tax) in 2011 and amortization of intangibles from the Radiant acquisition of approximately $39 million ($27 million after tax). NCR expects approximately $45 million of Other Expense, net including interest expense in 2012 and its full-year 2012 effective income tax rate to be approximately 26 percent.

The company expects fourth quarter 2012 non-pension operating income (NPOI)(2) to be in the range of $172 million to $182 million, compared to $173 million in the fourth quarter of 2011, and fourth quarter 2012 income from operations to be in the range of $116 million to $126 million, compared to $102 million in the fourth quarter of 2011. We expect the fourth quarter 2012 tax rate to be approximately 30 percent and Other Expense, net including interest expense to be approximately $18 million.

	Current 2012 Guidance	Prior 2012 Guidance	2011 Actual
Year-over-year revenue (constant currency)	11% - 13%	11% - 13%	9%
Income from Operations (GAAP)*	$355 - $365 million	$362 - $377 million	$212 million
Non-pension operating income(2)	$580 - $590 million	$570 - $585 million	$483 million
Diluted earnings per share (GAAP)**	$1.39 - $1.46	$1.45 - $1.52	$0.91
Diluted earnings per share excluding pension expense and special items (non-GAAP)(1)	$2.40 - $2.47	$2.40 - $2.47	$2.08

* Income from operations (GAAP): Current 2012 guidance updated from prior 2012 guidance to include $4 million of acquisition related integration costs incurred during the third quarter of 2012 as well as an update to the estimated full-year pension expense and amortization of intangible assets.

** Diluted earnings per share (GAAP): Current 2012 guidance updated from prior 2012 guidance to include $0.02 related to acquisition related integration costs and $0.01 related to a valuation allowance on a previously impaired investment incurred during the third quarter of 2012 as well as an update to the estimated full-year pension expense and amortization of intangible assets.

2012 Third Quarter Earnings Conference Call

A conference call is scheduled today at 4:30 p.m. (EST) to discuss the company's 2012 third quarter results and guidance for full-year 2012. Access to the conference call, as well as a replay of the call, is available on NCR's Web site at http://investor.ncr.com/. NCR's web site (www.ncr.com) contains a significant amount of information about NCR, including financial and other information for investors (http://investor.ncr.com.). NCR encourages investors to visit its web site from time to time, as information is updated and new information is posted.

About NCR Corporation

NCR Corporation (NYSE: NCR) is a global technology company leading how the world connects, interacts and transacts with business. NCR's assisted- and self-service solutions and comprehensive support services address the needs of retail, financial, travel, hospitality, gaming and public sector, telecom carrier and equipment organizations in more than 100 countries.  NCR (www.ncr.com) is headquartered in Duluth, Georgia.

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NCR is a trademark of NCR Corporation in the United States and other countries.

News Media Contact
Lou Casale
NCR Corporation
212.589.8415
lou.casale@ncr.com

Investor Contact
Gavin Bell
NCR Corporation
212.589.8468
gavin.bell@ncr.com

Note to investors - This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements use words such as “seek,” "potential,” “expect,” “strive,” “continue,” “continuously,” “accelerate,” “anticipate”, “outlook”, “intend”, “plan”, “target” and other similar expressions or future or conditional verbs such as “will,” “should,” “would” and “could”. They include statements as to NCR's outlook for the remainder of 2012; NCR's anticipated or expected results; NCR's guidance on its anticipated future financial performance; projections of revenue, profit growth and other financial items; discussion of strategic initiatives and related actions; comments about future market or industry performance or behaviors, including how NCR's products and services may be used and the benefits they might create or provide; and beliefs, expectations, intentions, and strategies, among other things. Forward-looking statements are based on management's current beliefs, expectations and assumptions, and involve a number of known and unknown risks and uncertainties, many of which are out of NCR's control.

Forward-looking statements are not guarantees of future performance, and there are a number of factors, risks and uncertainties that could cause actual outcomes and results to differ materially from the results contemplated by such forward-looking statements. In addition to the factors discussed in this release, these other factors, risks and uncertainties include those relating to: domestic and global economic and credit conditions, including the ongoing sovereign debt conditions in Europe, which could impact the ability of our customers to make capital expenditures, purchase our products and pay accounts receivable, drive further consolidation in the financial services sector and reduce our customer base; other business and legal risks associated with multinational operations; the financial covenants in our secured credit facility and their impact on our financial and business operations; our indebtedness and the impact that it may have on our financial and operating activities and our ability to incur additional debt; the adequacy of our future cash flows to service our indebtedness; the variable interest rates borne by our indebtedness and the effects of changes in those rates; shifts in market demands, continued competitive factors and pricing pressures and their impact on our ability to improve gross margins and profitability, especially in our more mature offerings; manufacturing disruptions affecting product quality or delivery times; the effect of currency translation; our ability to achieve targeted cost reductions; short product cycles, rapidly changing technologies and maintaining a competitive leadership position with respect to our solution offerings; tax rates; ability to execute our business and reengineering plans; turnover of workforce and the ability to attract and retain skilled employees, especially in light of continued cost-control measures being taken by the company; availability and successful exploitation of new acquisition and alliance opportunities; our ability to sell higher-margin software and services in addition to our hardware; the timely development, production or acquisition and market acceptance of new and existing products and services (such as self-service technologies), including our ability to accelerate market acceptance of new products and services; changes in Generally Accepted Accounting Principles (GAAP) and the resulting impact, if any, on the company's accounting policies; continued efforts to establish and maintain best-in-class internal information technology and control systems; market volatility and the funded status of our pension plans; the success of our pension strategy; compliance with requirements relating to data privacy and protection; expected benefits related to acquisitions and alliances, including the acquisition of Radiant Systems, Inc., not materializing as expected; uncertainties with regard to regulations, lawsuits, claims and other matters across various jurisdictions; and other factors detailed from time to time in the company's U.S. Securities and Exchange Commission reports and the company's annual reports to stockholders. The company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Reconciliation of Diluted Earnings Per Share from Continuing Operations (attributable to NCR) (GAAP) to Non-GAAP Measures

	Q3 2012 Actual	Q3 2011 Actual	Current 2012 Guidance	Prior 2012 Guidance	2011 Actual
Diluted Earnings Per Share from Continuing Operations (attributable to NCR) (GAAP)	$0.35	$0.14	$1.39 - $1.46	$1.45 - $1.52	$0.91
Pension expense	(0.22)	(0.27)	(0.76)	(0.74)	(0.96)
Impairment charge and related valuation allowance	(0.01)	—	(0.03)	(0.02)	—
Acquisition related transaction costs	—	(0.12)	—	—	(0.14)
Acquisition related severance costs	—	(0.03)	—	—	(0.03)
Acquisition related amortization of intangibles	(0.04)	(0.01)	(0.16)	(0.15)	(0.05)
Acquisition related integration costs	(0.02)	—	(0.06)	(0.04)	—
Legal settlements and charges	—	—	—	—	0.01
Diluted Earnings Per Share from Continuing Operations (attributable to NCR) (non-GAAP) (2)	$0.64	$0.57	$2.40 - $2.47	$2.40 - $2.47	$2.08

Reconciliation of Income from Operations (GAAP) to Non-GAAP Measure (in millions)

	Q3 2012 Actual	Q3 2011 Actual	Current 2012 Guidance	Prior 2012 Guidance	2011 Actual	Q4 2012 Guidance	Q4 2011 Actual
Income from Operations (GAAP)	$89	$28	$355 - $365	$362 - $377	$212	$116 - $126	$102
Pension expense	50	62	174	165	222	46	56
Acquisition related transaction costs	—	24	—	—	30	—	5
Acquisition related severance costs	—	6	—	—	7	—	1
Acquisition related amortization of intangibles	10	3	39	35	12	10	9
Acquisition related integration costs	4	—	12	8	—	—	—
Legal settlements and charges	—	—	—	—	—	—	—
Non-pension Operating Income (non-GAAP) (2)	$153	$123	$580 - $590	$570 - $585	$483	$172 - $182	$173

Free Cash Flow

	For the Periods Ended September 30
	Three Months		Nine Months
	2012	2011	2012	2011
Net cash (used in) provided by operating activities (GAAP)	$(400)	$(6)	$(280)	$114
Less capital expenditures for:
Property, plant and equipment	(22)	(11)	(53)	(43)
Capitalized software	(21)	(16)	(58)	(45)
Total capital expenditures, net	(43)	(27)	(111)	(88)
Net cash used in discontinued operations *	(41)	(12)	(85)	(67)
Free cash used (non-GAAP)(3)	$(484)	$(45)	$(476)	$(41)

* For the nine months ended September 30, 2012, net cash used in discontinued operations excludes cash provided by investing activities of $98 million.

(1) While NCR reports its results in accordance with Generally Accepted Accounting Principles in the United States, or GAAP, it believes that certain non-GAAP measures provide additional useful information regarding NCR's financial results. NCR's management evaluates the company's results excluding certain items, such as pension expense, to assess the financial performance of the company and believes this information is useful for investors because it provides a more complete understanding of NCR's underlying operational performance, as well as consistency and comparability with NCR's past reports of financial results. In addition, management uses certain of these measures to manage and determine effectiveness of its business managers and as a basis for incentive compensation. NCR management's calculation of these non-GAAP measures may differ from similarly-titled measures reported by other companies and cannot, therefore, be compared with similarly-titled measures of other companies. These non-GAAP measures should not be considered as substitutes for or superior to results determined in accordance with GAAP.

(2) The segment results included in this release and Schedule B hereto and the non-GAAP income from operations (i.e. non-pension operating income) and non-GAAP earnings per share discussed in this earnings release, exclude the impact of pension expense and certain special items. Due to the significant change in its pension expense from year to year and the non-operational nature of pension expense and these special items, including amortization of acquisition related intangibles, NCR's management uses non-pension operating income and non-GAAP earnings per share to evaluate year-over-year operating performance. NCR may, in addition, segregate special items from its GAAP results from time to time to reflect the ongoing earnings per share performance of the company. NCR also uses non-pension operating income and non-GAAP earnings per share to manage and determine the effectiveness of its business managers and as a basis for incentive compensation. NCR determines non-pension operating income based on its GAAP income (loss) from operations excluding pension expense and special items. These non-GAAP measures should not be considered as substitutes for or superior to results determined in accordance with GAAP.

(3) Free cash flow does not have a uniform definition under GAAP and, therefore, NCR's definition may differ from other companies' definitions of this measure. NCR defines free cash flow as net cash provided by/used in operating activities and cash flow provided by/used in discontinued operations less capital expenditures for property, plant and equipment, and additions to capitalized software. NCR's management uses free cash flow to assess the financial performance of the company and believes it is useful for investors because it relates the operating cash flow of the company to the capital that is spent to continue and improve business operations. In particular, free cash flow indicates the amount of cash generated after capital expenditures which can be used for, among other things, investment in the company's existing businesses, strategic acquisitions, strengthening the company's balance sheet, repurchase of company stock and repayment of the company's debt obligations. Free cash flow does not represent the residual cash flow available for discretionary expenditures since there may be other nondiscretionary expenditures that are not deducted from the measure. This non-GAAP measure should not be considered a substitute for or superior to cash flows from operating activities determined in accordance with GAAP.

Schedule A
NCR CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in millions, except per share amounts)

	For the Periods Ended September 30
	Three Months		Nine Months
	2012	2011	2012	2011
Revenue
Products	$712	$677	$1,988	$1,747
Services	723	683	2,100	1,943
Total Revenue	1,435	1,360	4,088	3,690
Cost of products	536	533	1,515	1,371
Cost of services	541	528	1,560	1,522
Total gross margin	358	299	1,013	797
% of Revenue	24.9%	22.0%	24.8%	21.6%
Selling, general and administrative expenses	217	227	619	562
Research and development expenses	52	44	155	125
Income from operations	89	28	239	110
% of Revenue	6.2%	2.1%	5.8%	3.0%
Interest expense	(7)	(3)	(24)	(4)
Other (expense) income, net	—	(1)	(7)	4
Total other (expense) income, net	(7)	(4)	(31)	—
Income before income taxes and discontinued operations	82	24	208	110
% of Revenue	5.7%	1.8%	5.1%	3.0%
Income tax expense	23	2	43	21
Income from continuing operations	59	22	165	89
(Loss) income from discontinued operations, net of tax	(1)	(7)	3	(25)
Net Income	58	15	168	64
Net income (loss) attributable to noncontrolling interests	1	(1)	2	2
Net income attributable to NCR	$57	$16	$166	$62
Amounts attributable to NCR common stockholders:
Income from continuing operations	$58	$23	$163	$87
(Loss) income from discontinued operations, net of tax	(1)	(7)	3	(25)
Net income	$57	$16	$166	$62
Net income per share attributable to NCR common stockholders:
Net income per common share from continuing operations
Basic	$0.36	$0.15	$1.03	$0.55
Diluted	$0.35	$0.14	$0.99	$0.54
Net income per common share
Basic	$0.36	$0.10	$1.04	$0.39
Diluted	$0.35	$0.10	$1.01	$0.39
Weighted average common shares outstanding
Basic	159.6	157.4	158.9	158.1
Diluted	164.8	160.2	164.0	160.9

Schedule B
NCR CORPORATION
CONSOLIDATED REVENUE AND OPERATING INCOME SUMMARY
(Unaudited)
(in millions)

	For the Periods Ended September 30
	Three Months			Nine Months
	2012	2011	% Change	2012	2011	% Change
Revenue by segment
Financial Services	$791	$770	3%	$2,268	$2,091	8%
Retail Solutions	421	466	(10)%	1,177	1,297	(9)%
Hospitality	129	36	258%	372	36	933%
Emerging Industries	94	88	7%	271	266	2%
Total Revenue	$1,435	$1,360	6%	$4,088	$3,690	11%
Operating income by segment
Financial Services	$80	$81		$221	$205
% of Revenue	10.1%	10.5%		9.7%	9.8%
Retail Solutions	28	19		58	46
% of Revenue	6.7%	4.1%		4.9%	3.5%
Hospitality	23	5		63	5
% of Revenue	17.8%	13.9%		16.9%	13.9%
Emerging Industries	22	18		66	54
% of Revenue	23.4%	20.5%		24.4%	20.3%
Subtotal-segment operating income	$153	$123		$408	$310
% of Revenue	10.7%	9.0%		10.0%	8.4%
Pension Expense	50	62		128	166
Other adjustments (1)	14	33		41	34
Total income from operations	$89	$28		$239	$110

(1)
Other adjustments for the three months ended September 30, 2012 include $4 million of acquisition related integration costs and $10 million of acquisition related amortization of intangible assets and for the three months ended September 30, 2011 include $24 million of acquisition related transaction costs, $6 million of acquisition related severance costs and $3 million of acquisition related amortization of intangible assets. Other adjustments for the nine months ended September 30, 2012 include $12 million of acquisition related integration costs and $29 million of acquisition related amortization of intangible assets and for the nine months ended September 30, 2011 include $25 million of acquisition related transaction costs, $6 million of acquisition related severance costs and $3 million of acquisition related amortization of intangible assets.

Schedule C
NCR CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in millions, except per share amounts)

	September 30, 2012	June 30, 2012	December 31, 2011
Assets
Current assets
Cash and cash equivalents	$581	$377	$398
Accounts receivable, net	1,124	1,078	1,032
Inventories, net	826	798	774
Other current assets	425	359	311
Total current assets	2,956	2,612	2,515
Property, plant and equipment, net	303	297	365
Goodwill	966	937	913
Intangibles	299	297	312
Prepaid pension cost	355	358	339
Deferred income taxes	717	710	714
Other assets	438	412	433
Total assets	$6,034	$5,623	$5,591
Liabilities and stockholders’ equity
Current liabilities
Short-term borrowings	$54	$39	$1
Accounts payable	612	559	525
Payroll and benefits liabilities	193	183	221
Deferred service revenue and customer deposits	477	470	418
Other current liabilities	394	394	400
Total current liabilities	1,730	1,645	1,565
Long-term debt	1,408	701	852
Pension and indemnity plan liabilities	1,194	1,625	1,662
Postretirement and postemployment benefits liabilities	255	257	256
Income tax accruals	161	143	148
Environmental liabilities	188	197	220
Other liabilities	62	59	53
Total liabilities	4,998	4,627	4,756
Redeemable noncontrolling interests	14	14	15
Stockholders' equity
NCR stockholders' equity:
Preferred stock: par value $0.01 per share, 100.0 shares authorized, no shares issued and outstanding at September 30, 2012, June 30, 2012, and December 31, 2011, respectively	—	—	—
Common stock: par value $0.01 per share, 500.0 shares authorized, 159.8, 158.7, and 157.6 shares issued and outstanding at September 30, 2012, June 30, 2012, and December 31, 2011 respectively	2	2	2
Paid-in capital	337	316	287
Retained earnings	2,154	2,097	1,988
Accumulated other comprehensive loss	(1,507)	(1,468)	(1,492)
Total NCR stockholders' equity	986	947	785
Noncontrolling interests in subsidiaries	36	35	35
Total stockholders' equity	1,022	982	820
Total liabilities and stockholders' equity	$6,034	$5,623	$5,591

Schedule D
NCR CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in millions)

	For the Periods Ended September 30
	Three Months		Nine Months
	2012	2011	2012	2011
Operating activities
Net income	$58	$15	$168	$64
Adjustments to reconcile net income to net cash provided by operating activities:
Loss (income) from discontinued operations	1	7	(3)	25
Depreciation and amortization	42	30	123	88
Stock-based compensation expense	14	9	36	24
Excess tax benefit from stock-based compensation	—	—	—	(1)
Deferred income taxes	(6)	(13)	2	(17)
Gain on sale of property, plant and equipment	(1)	—	(8)	(3)
Impairment of long-lived and other assets	—	—	7	—
Changes in assets and liabilities:
Receivables	(47)	(89)	(94)	(145)
Inventories	(34)	3	(74)	(67)
Current payables and accrued expenses	68	23	64	72
Deferred service revenue and customer deposits	6	—	56	34
Pension and indemnity plan	(493)	46	(489)	100
Other assets and liabilities	(8)	(37)	(68)	(60)
Net cash (used in) provided by operating activities	(400)	(6)	(280)	114
Investing activities
Expenditures for property, plant and equipment	(22)	(11)	(53)	(43)
Proceeds from sales of property, plant and equipment	—	—	8	2
Additions to capitalized software	(21)	(16)	(58)	(45)
Business acquisition, net	(33)	(1,087)	(58)	(1,087)
Other investing activities, net	(4)	—	4	—
Net cash used in investing activities	(80)	(1,114)	(157)	(1,173)
Financing activities
Purchase of Company common stock	—	—	—	(70)
Tax withholding payments on behalf of employees	(3)	—	(12)	—
Excess tax benefit from stock-based compensation	—	—	—	1
Short term borrowings, net	(2)	—	—	—
Borrowings on term credit facility	150	700	150	700
Payments on revolving credit facility	(555)	(50)	(860)	(50)
Borrowings on revolving credit facility	530	400	720	400
Proceeds from bond offering	600	—	600	—
Debt issuance costs	(11)	(28)	(11)	(28)
Proceeds from employee stock plans	10	2	23	15
Dividend distribution to minority shareholder	(1)	—	(1)	—
Net cash provided by financing activities	718	1,024	609	968
Cash flows from discontinued operations
Net cash used in operating activities	(41)	(7)	(85)	(27)
Net cash (used in) provided by investing activities	—	(5)	98	(40)
Net cash (used in) provided by discontinued operations	(41)	(12)	13	(67)
Effect of exchange rate changes on cash and cash equivalents	7	(8)	(2)	3
Increase (decrease) in cash and cash equivalents	204	(116)	183	(155)
Cash and cash equivalents at beginning of period	377	457	398	496
Cash and cash equivalents at end of period	$581	$341	$581	$341